Exhibit 99.1

Aldeyra Therapeutics Reports Full Year 2015 Financial Results

Lexington, MA, March 30, 2016 – Aldeyra Therapeutics, Inc. (Nasdaq:ALDX) (Aldeyra), a biotechnology company focused on the development of products to treat diseases related to aldehydes, today announced its financial results for the year ended December 31, 2015.

“We are pleased with the progression of our clinical development in 2015. Specifically, we initiated three Phase II clinical trials of our lead product candidate, NS2, in different indications,” commented Todd C. Brady, M.D., Ph.D., President and CEO of Aldeyra. “Earlier this year we were proud to announce positive data from our Phase IIa clinical trial in allergic conjunctivitis, the first of the clinical trials to be completed. These data represent a significant milestone for Aldeyra, and suggest the potential of NS2 aldehyde trapping in inflammatory disease. We look forward to top-line data from our noninfectious anterior uveitis trial in the second quarter of 2016, followed by data from our Sjögren-Larsson Syndrome trial.”

Dr. Brady concluded, “In 2016, we expect to build on our accomplishments from last year by initiating clinical development of aldehyde traps that are administered systemically. We are excited to continue to advance NS2 and other aldehyde traps as a novel therapeutic approach for inflammatory disease and inborn errors of aldehyde metabolism.”

Year Ended December 31, 2015 Financial Review

For the year ended December 31, 2015, Aldeyra reported a net loss attributable to common stockholders of approximately $(12.1) million compared to a net loss of approximately $(9.6) million for the year ended December 31, 2014. Basic and diluted net loss per share was $(1.40) for the year ended December 31, 2015 compared to basic net loss of $(2.51) per share and diluted net loss of $(3.09) per share for the same period in 2014. Losses have resulted from the costs of our clinical trials and research and development programs, as well as from general and administrative expenses.

Research and development expenses were $7.6 million for the year ended December 31, 2015 compared to $3.7 million for the same period in 2014. The increase of $3.9 million is primarily related to the increase in our research and development expenditures, including preclinical, manufacturing and clinical development costs and higher personnel costs associated with an increase in headcount.

General and administrative expenses were $4.4 million for the year ended December 31, 2015, compared to $3.6 million for the year ended 2014. The increase of $0.8 million is primarily related to an increase in insurance costs, legal costs and personnel costs due to increased headcount.

In 2015, total operating expenses were approximately $12 million for the year compared to total operating expenses of approximately $7.3 million for 2014.

Cash, cash equivalents and marketable securities were $27.6 million as of December 31, 2015.

Conference Call & Webcast Information

The Company will hold a conference call on Wednesday, March 30, 2016 at 8:30 a.m. ET to discuss the results. The dial-in numbers are 1-877-407-0784 for domestic callers and 1-201-689-8560 for international callers. The conference ID number for both is 13632696. A live webcast of the conference call will also be available on the investor relations page of the Company’s corporate website at www.aldeyra.com.

After the live webcast, the event will remain archived on the Company’s website for one year. In addition, a telephonic replay of the call will be available until April 13, 2016. The replay dial-in numbers are 1-877-870-5176 for domestic callers and 1-858-384-5517 for international callers. Please use event passcode 13632696.

About Aldeyra Therapeutics

Aldeyra Therapeutics, Inc., is a biotechnology company devoted to improving lives by inventing, developing and commercializing products that treat diseases thought to be related to endogenous aldehydes, a naturally occurring class of pro-inflammatory and toxic molecules. The company’s lead product, NS2, is an aldehyde trap in development for ocular and systemic inflammation, as well as for Sjögren-Larsson Syndrome and Succinic Semi-Aldehyde Dehydrogenase Deficiency, two inborn errors of aldehyde metabolism. For more information regarding our novel therapeutic approaches, please visit www.aldeyra.com.

About Allergic Conjunctivitis

Allergic conjunctivitis is a common allergic disease that is thought to be mediated in part by pro-inflammatory aldehydes, and is characterized by inflammation of the conjunctiva (a membrane covering part of the front of the eye), resulting in ocular itching, excessive tear production, lid swelling and redness.

About Noninfectious Anterior Uveitis

Noninfectious anterior uveitis is a rare, potentially blinding disease that may be mediated in part by pro-inflammatory aldehydes, and is characterized by inflammation in the front of the eye, pain, impaired vision, and photophobia.

About Sjögren-Larsson Syndrome

Sjögren-Larsson Syndrome is a rare disease caused by mutations in fatty acid aldehyde dehydrogenase, leading to elevated fatty aldehyde levels that are thought to contribute to severe ichthyosis (scaly, thickened, dry skin), neurological disorders, and retinal disease. There is no FDA-approved therapy for SLS.

About Succinic Semi-Aldehyde Dehydrogenase Deficiency

Succinic Semi-Aldehyde Dehydrogenase Deficiency is a rare disease caused by mutations in succinic semi-aldehyde dehydrogenase, leading to elevated levels of succinic semi-aldehyde that are then converted to neurotoxic metabolites. SSADHD is characterized clinically by neurological compromise that includes autism, cognitive and developmental delay, decreased muscle tone, and, in some cases, seizures. There is no FDA-approved therapy for SSADH Deficiency.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Aldeyra’s plans for its product candidates and its financial guidance. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “aim,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Aldeyra is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Aldeyra’s forward-looking statements include, among others, the timing of enrollment, commencement and completion of Aldeyra’s clinical trials, the timing and success of preclinical studies and clinical trials conducted by Aldeyra and its development partners;

the ability to obtain and maintain regulatory approval to conduct clinical trials and to commercialize Aldeyra’s product candidates, and the labeling for any approved products; the scope, progress, expansion, and costs of developing and commercializing Aldeyra’s product candidates; the size and growth of the potential markets for Aldeyra’s product candidates and the ability to serve those markets; Aldeyra’s expectations regarding Aldeyra’s expenses and revenue, the sufficiency of Aldeyra’s cash resources and needs for additional financing; the rate and degree of market acceptance of any of Aldeyra’s product candidates; Aldeyra’s expectations regarding competition; Aldeyra’s anticipated growth strategies; Aldeyra’s ability to attract or retain key personnel; Aldeyra’s ability to establish and maintain development partnerships; Aldeyra’s expectations regarding federal, state and foreign regulatory requirements; regulatory developments in the United States and foreign countries; Aldeyra’s ability to obtain and maintain intellectual property protection for its product candidates; the anticipated trends and challenges in Aldeyra’s business and the market in which it operates; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Aldeyra’s Annual Report on Form 10-K for the year ended December 31, 2014 and Aldeyra’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov. Additional factors may also be set forth in those sections of Aldeyra’s Annual Report on Form 10-K for the year ended December 31, 2015 to be filed with the SEC in the first quarter of 2016.

In addition to the risks described above and in Aldeyra’s other filings with the SEC, other unknown or unpredictable factors also could affect Aldeyra’s results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Aldeyra undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Corporate Contact:

Stephen Tulipano

Aldeyra Therapeutics, Inc.

Tel: +1 781-761-4904 Ext. 205

stulipano@aldeyra.com

Investor Contact:

David Burke

The Ruth Group

Tel: +1 646-536-7009

dburke@theruthgroup.com

(Financial Statements to follow.)

ALDEYRA THERAPEUTICS, INC.

BALANCE SHEETS

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$14,648,866	$8,527,304
Marketable securities	12,941,776	—
Prepaid expenses and other current assets	497,552	232,568

Total current assets	28,088,194	8,759,872
Deferred offering costs	36,236	14,238
Fixed assets, net	80,334	12,993

Total assets	$28,204,764	$8,787,103

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$851,160	$341,294
Accrued expenses	1,186,429	908,724
Current portion of credit facility	77,546	77,546

Total current liabilities	2,115,135	1,327,564

Credit facility, net of current portion and debt discount	1,211,310	1,175,481

Total liabilities	3,326,445	2,503,045

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued and outstanding	—	—
Common stock, voting, $0.001 par value; 150,000,000 authorized and 9,712,521 and 5,565,415 shares issued and outstanding, respectively	9,713	5,565
Additional paid-in capital	83,478,851	52,790,090
Accumulated other comprehensive loss, net of tax	(8,361)	—
Accumulated deficit	(58,601,884)	(46,511,597)

Total stockholders’ equity	24,878,319	6,284,058

Total liabilities and stockholders’ equity	$28,204,764	$8,787,103

ALDEYRA THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS

	Years ended December 31,
	2015	2014

Operating expenses:
Research and development	$7,574,398	$3,707,544
General and administrative	4,414,709	3,563,046

Loss from operations	(11,989,107)	(7,270,590)

Other income (expense):
Change in fair value of preferred stock warrant liabilities	—	2,327,502
Interest income	11,126	3
Interest expense	(112,306)	(244,174)

Total other income (expense), net	(101,180)	2,083,331

Net loss	(12,090,287)	(5,187,259)
Accretion of preferred stock	—	(333,082)
Deemed dividend	—	(4,053,570)

Net loss attributable to common stockholders	$(12,090,287)	$(9,573,911)

Net loss per share attributable to common stockholders:
Basic	$(1.40)	$(2.51)

Diluted	$(1.40)	$(3.09)

Weighted average common shares outstanding:
Basic	8,633,897	3,818,157

Diluted	8,633,897	3,850,612

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